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                                                                   EXHIBIT 10.11



                 [Letterhead of Ohio Department of Development]






                                December 22, 1998



Mr. Joel Kozlak
Chief Financial Officer
Luigino's, Inc.
P.O. Box 16630
Duluth, MN  55816

Dear Mr. Kozlak:

I received you letter of December 22, 1998, in which you requested a waiver of your net worth covenant in your various loan agreements with the State of Ohio. The Department of Development hereby grants a waiver of the net worth covenant for the current fiscal year.

In your letter you also asked us to consider modifying the net worth definition and minimum requirement, based upon your intention to issue senior subordinated debt in the amount of $100 million early next year. The Department hereby agrees to change the definition of net worth to include all subordinated debt and agrees to require a minimum net worth of $85 million for the remaining term of all outstanding State of Ohio bonds and loans.

If we can be of further assistance at any time, please contact your loan officer, Bruce Langner, at (614) 644-6546.

Sincerely,

/s/ Peter D. Patitsas for

Joseph C. Robertson
Director

jcr/bal